As filed with the Securities and Exchange Commission on February 7, 2024

Registration No. 333-255725

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM F-10

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Enthusiast Gaming Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

British Columbia	7372	N/A
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if applicable)

90 Eglinton Avenue East Suite 805 Toronto, ON, M4P 2Y3 Tel: 604-758-0850
(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System 28 Liberty Street New York, New York, 10005 Tel: 212-894-8940
(Name, address, including zip code, and telephone number, including area code, of agent for service in the United States)
Approximate date of commencement of proposed sale to the public: Not Applicable British Columbia
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A.	☒ upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☐ at some future date (check the appropriate box below).

1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).
2.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☐

EXPLANATORY NOTE REGARDING DEREGISTRATION

This post-effective amendment relates to Registration Statement No. 333-255725 filed May 3, 2021 (the “Registration Statement”) by Enthusiast Gaming Holdings Inc. (the “Registrant”) with the Securities and Exchange Commission (the “SEC”) pertaining to the offering by the Registrant of such indeterminate number of common shares, preferred shares, debt securities, warrants, units or subscription receipts of the Registrant as may be sold by the Registrant from time to time, which collectively had an aggregate initial offering price that did not exceed US $250,000,000.

On October 23, 2023, the Registrant announced its intention to voluntarily delist its common shares from the Nasdaq Stock Market LLC (“Nasdaq”). In connection therewith, on October 30, 2023, the Registrant filed a Form 25 to report the delisting of the Registrant’s common shares from Nasdaq and to deregister the Registrant’s common shares under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Registrant intends to file a Form 15 with the SEC, requesting suspension of reporting obligations under Section 13 and 15(d) of the Exchange Act following the date hereof.

In connection with the foregoing, the Registrant has determined to terminate the any and all offerings of securities under the Registration Statement. Accordingly, the Registrant is filing this Post-Effective Amendment No. 1 to terminate the effectiveness of the Registration Statement, and, in accordance with the undertakings made by the Registrant in the Registration Statement, to remove from registration any and all of the securities that remain unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

As no securities are being registered herein, the sole purpose of this filing being to terminate the effectiveness of the Registration Statement and deregister the securities that remain unsold under the Registration Statement, the disclosure requirements for exhibits under Item 601 of Regulation S-K are inapplicable to this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this post-effective amendment on Form F-10 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario on February 7, 2024.

ENTHUSIAST GAMING HOLDINGS, INC.
(Registrant)

By	/s/ Felicia DellaFortuna
Felicia DellaFortuna
Chief Financial Officer

No other person is required to sign this post-effective amendment to the registration statements in reliance on Rule 478 of the Securities Act of 1933, as amended.